SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 SCHEDULE 13G/A

                                (AMENDMENT NO. 2)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                             Insignia Systems, Inc.
                    -----------------------------------------
                                (Name of Issuer)


                                  Common Stock
                    -----------------------------------------
                         (Title of Class of Securities)

                                   45765Y-10-5
                    -----------------------------------------
                                 (CUSIP Number)

                -------------------------------------------------
             (Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
    o        Rule 13d-1(b)
    o        Rule 13d-1(c)
    :        Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))


                                Page 1 of 5 Pages

CUSIP NO. 45765Y 10 5                  13G                 PAGE _2_ OF _5_ PAGES
          -----------


--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON: W. Robert Ramsdell
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only):
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
        (A) 9
        (B) 9
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.
--------------------------------------------------------------------------------
                               5      SOLE VOTING POWER
NUMBER OF
                                         1,115,567
SHARES                         -------------------------------------------------
                               6      SHARED VOTING POWER
BENEFICIALLY
                                            0
OWNED BY                       -------------------------------------------------
                               7      SOLE DISPOSITIVE POWER
EACH
                                         1,115,567
REPORTING                      -------------------------------------------------
                               8    SHARED DISPOSITIVE POWER
PERSON
                                            0
WITH:

--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,115,567
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

        9
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        10.6%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
--------------------------------------------------------------------------------

                                                           PAGE _3_ OF _5_ PAGES


ITEM 1.

         (a)      Name of Issuer
                  --------------
                  The name of the issuer is Insignia Systems, Inc.

         (b)      Address of Issuer's Principal Executive Offices
                  -----------------------------------------------
                  The address of the principal executive offices of the Issuer is 5025 Cheshire Lane North, Plymouth, Minnesota 55446.

ITEM 2.

         (a)      Name of Person Filing.
                  ---------------------
                  This statement is being filed by W. Robert Ramsdell

         (b)      Address of Principal Business Office or, if none, Residence.
                  ------------------------------------------------------------
                  The principal address of the Reporting Person is 474 Paseo Miramar, Pacific Palisades, CA 90272.

         (c)      Citizenship.
                  -----------
                  U.S.A.

         (d)      Title of Class of Securities.
                  ----------------------------
                  Common Stock

         (e)      CUSIP Number.
                  ------------
                  45765Y 10 5

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR
        --------------------------------------------------------------------
        (c), CHECK WHETHER THE PERSON FILING IS A:
        ------------------------------------------

         (a)   o    Broker or dealer registered under Section 15 of the Act

         (b)   o    Bank as defined in Section 3(a)(6) of the Act

         (c)   o    Insurance company as defined in Section 3(a)(19) of the Act

         (d)   o    Investment company registered under Section 8 of the
                    Investment Company Act of 1940

         (e)   o    An investment adviser in accordance with
                    ss. 240.13d-1(b)(1)(ii)(E)

         (f)   o    An employee benefit plan or endowment fund in accordance
                    with ss. 240.13d-1(b)(1)(ii)(F)

                                                           PAGE _4_ OF _5_ PAGES


         (g)   o    A parent holding company or control person, in accordance
                    with ss. 240.13d-1(b)(1)(ii)(G)

         (h)   o    A savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act

         (i)   o    A church plan that is excluded from the definition of an
                    investment company under Section 3(c)(14) of the Investment
                    Company Act of 1940

         (j)   o    Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J)

ITEM 4. OWNERSHIP

         As of February 14, 2002, the beneficial ownership of shares of the Reporting Person was as follows:

         (a) Amount beneficially owned: 1,115,567

         (b) Percent of Class: 10.6%

         (c) Of the shares beneficially owned by the Reporting Person, it has the power to vote or dispose of the shares as follows:

             (i)   Sole power to vote or direct the vote: 1,115,567
             (ii)  Shared power to vote or direct the vote: 0
             (iii) Sole power to dispose or direct the disposition of: 1,115,567
             (iv)  Shared power to dispose or direct the disposition of: 0

             Of the shares listed above as beneficially owned, 915,567 shares are directly owned by Mr. Ramsdell and 200,000 shares are deemed owned pursuant to options and warrants exercisable within sixty days of December 31, 2002.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

             Not Applicable

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

             Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
        ----------------------------------------------------------------------
        SECURITY REPORTED ON BY THE PARENT HOLDING COMPANY.
        ---------------------------------------------------

             Not Applicable

                                                           PAGE _5_ OF _5_ PAGES


ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
        ---------------------------------------------------------

             Not Applicable

ITEM 9. NOTICE OF DISSOLUTION OF GROUP
        ------------------------------

             Not Applicable

ITEM 10. CERTIFICATION
         -------------

        (a)  Not Applicable
        (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    Signature
                                    ---------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 14, 2002                                   /s/ W. Robert Ramsdell
                                                          ----------------------
                                                          W. Robert Ramsdell